Exhibit 99.1

Midas Extends Credit Facility by Three Years

ITASCA, Ill.--(BUSINESS WIRE)--December 7, 2009--Midas, Inc. (NYSE: MDS) has signed a three-year extension of its existing unsecured revolving credit facility with a bank group led by JP Morgan Chase Bank.

The existing five-year credit agreement, which was due to expire in 2010, has been extended to October 2013, with no material changes in existing covenants.

The extended facility is for $125 million. Initial pricing for the revolver has increased from LIBOR plus 175 basis points to LIBOR plus 350 basis points, reflecting current market rates.

At the end of the third quarter 2009, Midas’ bank debt was $77.4 million. Total debt, including capital and finance leases, was $111.3 million.

“The bank group’s willingness to extend our line of credit nearly a year in advance of its due date is evidence of the banks’ confidence in the financial stability and business model of the company,” said William M. Guzik, Midas’ executive vice president and chief financial officer. “The company’s ongoing priority is to use cash flow to reduce our debt.”

Other banks in the group are PNC Bank, Bank of America, BB & T and Northern Trust.

Midas is one of the world’s largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,400 franchised, licensed and company-owned Midas shops in 15 countries, including nearly 1,650 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 170 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2008 annual report on Form 10-K and subsequent filings.

CONTACT:
Midas, Inc.
Bob Troyer (630) 438-3016